Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MOBILESMITH, INC.", FILED IN THIS OFFICE ON THE SEVENTH DAY OF JUNE, A.D. 2016, AT 12:45 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2346954 8100
SR# 20164335510

Authentication: 202458423
Date: 06-08-16

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:45 PM 06/07/2016
FILED 12:45 PM 06/07/2016
SR 20164335510 - File Number 2346954

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MOBILESMITH, INC.

The undersigned, Amir Elbaz, President and Chief Executive Officer of Mobilesmith, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Mobilesmith, Inc.

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 10, 1993, as subsequently amended and amended and restated in its entirety on July 1, 2013.

3. ARTICLE IV of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred and five million (105,000,000). The total number of shares of Preferred Stock the Corporation shall have the authority to issue is five million (5,000,000). The total number of shares of Common Stock the Corporation shall have the authority to issue is one hundred million (100,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board") is hereby authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights, and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board is also hereby authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to de issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4. This amendment of the Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this certificate of amendment has been executed as of this 7th day of June, 2016.

By: ______________________
Name: Amir Elbaz
Title: Chairman and Chief Executive Officer